Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2019, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-231838) and related Prospectus of Adaptive Biotechnologies Corporation for the registration of 14,375,000 shares of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

June 14, 2019